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                                                           EXHIBIT 3





                                   $15,000,000

                                 LOAN AGREEMENT


                         Dated as of September 19, 1996


                                     between


                                MIDLAND USA, INC.

                                   as Borrower


                                       and


                        SECURICOR COMMUNICATIONS LIMITED

                                    as Lender







































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                                TABLE OF CONTENTS
                                -----------------


     SECTION                                                Page

     1.   DEFINITIONS  . . . . . . . . . . . . . . . . . . .    2

     2.   AMOUNT AND TERMS OF CREDIT . . . . . . . . . . . .   10
          2.1.   Revolving Credit Advances . . . . . . . . .   10
          2.2.   Letters of Credit . . . . . . . . . . . . .   11
          2.3.   Use of Proceeds . . . . . . . . . . . . . .   12
          2.4.   Interest on Revolving Credit Loan . . . . .   12
          2.5.   Extension Fee . . . . . . . . . . . . . . .   13
          2.6.   Receipt of Payments . . . . . . . . . . . .   13
          2.7.   Application of Payments . . . . . . . . . .   13
          2.8.   Accounting  . . . . . . . . . . . . . . . .   14
          2.9.   Indemnity . . . . . . . . . . . . . . . . .   14
          2.10.  Access  . . . . . . . . . . . . . . . . . .   14
          2.11.  Taxes . . . . . . . . . . . . . . . . . . .   15

     3.   CONDITIONS PRECEDENT . . . . . . . . . . . . . . .   16
          3.1.   Conditions to the Initial Revolving
                 Credit Advance and Letter of Credit . . . .   16
          3.2.   Further Conditions to Each Revolving
                 Credit Advance and Letter of Credit . . . .   19

     4.   REPRESENTATIONS AND WARRANTIES . . . . . . . . . .   19

          4.1.   Corporate Existence; Compliance
                 with Law  . . . . . . . . . . . . . . . . .   19
          4.2.   Executive Offices . . . . . . . . . . . . .
          4.3.   Subsidiaries  . . . . . . . . . . . . . . .   20
          4.4.   Corporate Power; Authorization;
                 Enforceable Obligations . . . . . . . . . .   20
          4.5.   Solvency  . . . . . . . . . . . . . . . . .   21
          4.6.   Labor Matters . . . . . . . . . . . . . . .   21
          4.7.   Investment Company Act  . . . . . . . . . .   21
          4.8.   Margin Regulations  . . . . . . . . . . . .   21
          4.9.   No Litigation . . . . . . . . . . . . . . .   21
          4.10.  Asset and Trademark Agreement . . . . . . .   22
          4.11.  Hitachi Supply Agreement  . . . . . . . . .   22
          4.12.  Outstanding Stock; Options;
                 Warrants, Etc.  . . . . . . . . . . . . . .   22
          4.13.  Patents, Trademarks, Copyrights and
                 Licenses  . . . . . . . . . . . . . . . . .   22
          4.14.  Liens . . . . . . . . . . . . . . . . . . .   22
          4.15.  No Material Adverse Effect  . . . . . . . .   22

     5.   FINANCIAL STATEMENTS AND INFORMATION . . . . . . .   23
          5.1.   Reports and Notices . . . . . . . . . . . .   23
          5.2.   Communication with Accountants  . . . . . .   23



















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     SECTION                                                Page


     6.   AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . .   24
          6.1.   Maintenance of Existence and Conduct of
		 Business. . . . . . . . . . . . . . . . . .   24
          6.2.   Payment of Obligations  . . . . . . . . . .   24
          6.3.   Books and Records . . . . . . . . . . . . .   25
          6.4.   Litigation  . . . . . . . . . . . . . . . .   25
          6.5.   Insurance . . . . . . . . . . . . . . . . .   25
          6.6.   Compliance with Law.  . . . . . . . . . . .   25
          6.7.   Supplemental Disclosure . . . . . . . . . .   25

     7.   NEGATIVE COVENANTS . . . . . . . . . . . . . . . .   25
          7.1.   Mergers, Etc. . . . . . . . . . . . . . . .   25
          7.2.   Investments; Loans and Advances . . . . . .   25
          7.3.   Indebtedness  . . . . . . . . . . . . . . .   26
          7.4.   Capital Structure . . . . . . . . . . . . .   26
          7.5.   Maintenance of Business . . . . . . . . . .   26
          7.6.   Transactions with Affiliates. . . . . . . .   26
          7.7.   Guaranteed Indebtedness . . . . . . . . . .   26
          7.8.   Liens . . . . . . . . . . . . . . . . . . .   26
          7.9.   Sales of Assets . . . . . . . . . . . . . .   27
          7.10.  Events of Default . . . . . . . . . . . . .   27
          7.11.  Restricted Payments . . . . . . . . . . . .   27

     8.   TERM     . . . . . . . . . . . . . . . . . . . . .   27
          8.1.   Termination . . . . . . . . . . . . . . . .   27
          8.2.   Survival of Obligations Upon Termination
                 of Financing Arrangement  . . . . . . . . .   27

     9.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES . . . . . .   27
          9.1.   Events of Default . . . . . . . . . . . . .   27
          9.2.   Remedies  . . . . . . . . . . . . . . . . .   30
          9.3.   Waivers by Borrower . . . . . . . . . . . .   30
          9.4.   Right of Set-Off  . . . . . . . . . . . . .   30

     10.  10.14. MISCELLANEOUS . . . . . . . . . . . . . . .   31
          10.1.  Complete Agreement; Modification
                 of Agreement; Sale of Interest  . . . . . .   31
          10.2.  Fees and Expenses . . . . . . . . . . . . .   31
          10.3.  No Waiver by Lender . . . . . . . . . . . .   32
          10.4.  Remedies  . . . . . . . . . . . . . . . . .   32
          10.5.  WAIVER OF JURY TRIAL  . . . . . . . . . . .   32
          10.6.  Severability  . . . . . . . . . . . . . . .   32
          10.7.  Parties . . . . . . . . . . . . . . . . . .   33
          10.8.  Conflict of Terms . . . . . . . . . . . . .   33
          10.9.  GOVERNING LAW . . . . . . . . . . . . . . .   33
          10.10. Notices . . . . . . . . . . . . . . . . . .   33
          10.11. Survival  . . . . . . . . . . . . . . . . .   35





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     SECTION                                                Page


          10.12. Section Titles  . . . . . . . . . . . . . .   35
          10.13. Counterparts  . . . . . . . . . . . . . . .   35




     SCHEDULES

     Schedule 2.3     Intek Purchase Orders
     Schedule 3.1(n)  Simmonds and Midland Invoices
     Schedule 4.1     Corporate Matters
     Schedule 4.2     Executive Office
     Schedule 4.13    Patents, Trademarks, Copyrights and
                      Licenses
     Schedule 7.3     Indebtedness
     Schedule 7.6     Certain Transactions

     EXHIBITS

     Exhibit A - Form of Notice of Revolving Credit Advance
     Exhibit B - Form of Revolving Credit Note
     Exhibit C - Form of Non-Recourse Guaranty and Pledge Agreement Exhibit D - Form of Security Agreement
     Exhibit E - Form of Trademark Agreement
     Exhibit F - Form of Legal Opinion of Counsel to Borrower
     Exhibit G - Form of Legal Opinion of Counsel to Intek
     Exhibit H - Form of New York Legal Opinion of Counsel to Borrower
                 and Intek
     Exhibit I - Form of Jones, Day, Reavis & Pogue Legal Opinion to Intek




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               LOAN AGREEMENT, dated as of September 19, 1996, between
     MIDLAND USA, INC., a Delaware corporation having an office at 1690 North Topping Avenue, Kansas City, Missouri 64120 ("Borrower") and a wholly-owned subsidiary of INTEK DIVERSIFIED CORPORATION ("Intek"), and SECURICOR COMMUNICATIONS LIMITED, a company incorporated under the laws of England and Wales having an office at 15 Carshalton Road, Sutton, Surrey, SM1 4LD, England ("Lender").

                              W I T N E S S E T H :
                              -------------------

               WHEREAS, Midland International Corporation, a Delaware corporation ("Midland"), Intek and Simmonds Capital Limited, an Ontario corporation ("Simmonds"), entered into an Amended and Restated Sale of Assets and Trademark License Agreement, dated as of September 19, 1996 (the "Asset and Trademark Agreement"), pursuant to which Midland agreed to sell to Intek the Trademark (as defined herein) and certain other assets, as described therein (collectively, the "Acquired Assets"), in consideration for up to 2,500,000 shares of common stock, par value $0.01 per share of Intek, an assumption of certain liabilities of Midland (the "Assumed Liabilities") and a cash payment, all as set forth in the Asset and Trademark Agreement (the "Midland Transaction"); and

               WHEREAS, Intek has assigned and transferred to Borrower all of its right, title and interest in and to the Acquired Assets and the Asset and Trademark Agreement (and all other agreements entered into by Intek in connection therewith) and Borrower has assumed the Assumed Liabilities and all obligations of Intek under the Asset and Trademark Agreement (and all other agreements entered into by Intek in connection therewith), all in accordance with the terms of the Assignment and Assumption Agreement (as defined herein) and referred to herein as the "Intek-Borrower Transfer"; and

               WHEREAS, Intek and Lender entered into a Stock Purchase Agreement, dated as of June 18, 1996, as amended by agreement of the parties dated as of September 19, 1996 (the "Stock Agreement"), pursuant to which Lender agreed to sell to Intek all of the outstanding securities (other than certain preferred shares) of Lender's wholly-owned subsidiary, Securicor Radiocoms Limited ("Radiocoms"), in consideration for 25,000,000 shares of Common Stock (the "Securicor Transaction"); and

               WHEREAS, pursuant to the Stock Agreement, Lender has agreed, among other things, to loan up to $15 million to Intek following the consummation of the Securicor Transaction to









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     finance the combined business of Intek, the U.S. LMR Distribution
     Business and Radiocoms (the "New Intek Loan"); and

               WHEREAS, it is currently contemplated that the Midland Transaction will be consummated on or about September 19, 1996; and

               WHEREAS, it is currently contemplated that the Securicor Transaction will be consummated during the fourth quarter of 1996; and

               WHEREAS, following the consummation of the Midland Transaction, Borrower will require significant funding to finance its operations until such time as the Securicor Transaction is consummated and the proceeds of the New Intek Loan are available and has requested that Lender provide such funding on the terms and subject to the conditions set forth herein; and

               WHEREAS, Borrower has secured the Obligations by a perfected first priority security interest in the Collateral (as defined herein); and

               WHEREAS, Lender, Borrower and Intek have agreed that in the event the Securicor Transaction is consummated, the Obligations (as defined herein) outstanding hereunder on the date of such consummation shall thereafter be assumed by Intek and become obligations under the New Intek Loan (subject to the terms thereof), as set forth in that certain letter agreement between the parties, dated September 19, 1996 (the "Intek Loan Assumption Agreement"); and

               NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

     1.   DEFINITIONS
          -----------
               In addition to the defined terms appearing above, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used herein:

               "Acquired Assets" shall have the meaning ascribed to it in the recitals hereof.

               "Affiliate" shall mean, with respect to any Person, any other Person that controls such Person or is controlled by or under common control with such Person.

























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               "Agreement" shall mean this Loan Agreement, including all
     amendments, modifications and supplements hereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

               "Ancillary Agreements" shall mean all supplemental agreements, undertakings, instruments, documents or other writings executed by Borrower.

               "Asset and Trademark Agreement" shall have the meaning ascribed to it in the recitals hereof.

               "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement, dated as of September 19, 1996, by and between Intek and Borrower.

               "Balance Sheet Date" shall have the meaning ascribed to it in the recitals hereof.

               "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

               "Cash Collateral Account" shall have the meaning ascribed to it in Section 2.2(c) hereof.

               "Cash Equivalents" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof; (ii) commercial paper maturing no more than one year from the date of creation thereof and at the time of their acquisition having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; and
     (iii) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $200,000,000 and having a rating of "A" or better by a nationally recognized rating agency.

               "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations, (iii) Borrower's or any of its Subsidiaries' ownership or use of any of its assets, or (iv) any other aspect of Borrower's or any of the Subsidiaries' business.






















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               "Closing Date" shall mean the date of the initial Revolving
     Credit Advance.

               "Code" shall mean the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

               "Collateral" shall mean the collateral covered by the Security Agreement, the Trademark Agreement and the Non-Recourse Guaranty and Pledge Agreement.

               "Collateral Documents" shall mean the Security Agreement, Trademark Agreement and the Non-Recourse Guaranty and Pledge
     Agreement.

               "Common Stock" shall mean common stock, par value $0.01 of Intek.

               "Default" shall mean any event which, with the passage of time or notice or both would, unless cured or waived, become an Event of Default.

               "Event of Default" shall have the meaning ascribed to it in
     Section 9.1 hereof.

               "Extension Fee" shall have the meaning ascribed to it in
     Section 2.5 hereof.

               "FCC" shall mean the Federal Communications Commission, or any successor thereto.

               "Federal Reserve Board" shall have the meaning ascribed to it in Section 4.8 hereof.

               "Fiscal Year" shall mean the calendar year. Subsequent changes of the fiscal year of Borrower shall not change the term "Fiscal Year," unless Lender shall consent in writing to such changes.

               "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

               "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

























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               "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or
     supply funds      (i) for the purchase or payment of any such primary
     obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

               "Hitachi Supply Agreement" shall mean the agreement between Midland and Hitachi Denshi Ltd., a Japanese corporation ("Hitachi"), dated as of May 12, 1994 and pursuant to which Hitachi agreed, among other things, to manufacture and sell to Midland certain mobile radios.

               "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Guaranteed Indebtedness, (v) all Indebtedness referred to in clause (i), (ii), (iii) or (iv) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (vi) the Obligations.

               "Intek-Borrower Transfer" shall have the meaning ascribed to it in the recitals hereof.

























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              "Intek Loan Assumption Agreement" shall have the meaning
     ascribed to it in the recitals hereof.

               "Letter of Credit Obligations" shall mean all outstanding obligations incurred by Lender at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance or guarantee, by Lender or another, of letters of credit, bank acceptances in respect of letters of credit, or the like. The amount of such Letter of Credit Obligations shall equal the maximum amount which may be payable by Lender thereupon or pursuant thereto.

               "Letters of Credit" shall mean commercial or standby letters of credit issued at the request and for the account of Borrower, and bankers' acceptances issued by Borrower, for which Lender has incurred Letter of Credit Obligations pursuant thereto.

               "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

               "Loan Documents" shall mean this Agreement, the Note, the Collateral Documents, those other Ancillary Agreements as to which Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, including, without limitation, pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower or any of its Affiliates, or any employee of Borrower or any of its Affiliates, and delivered to Lender in connection with this Agreement or the transactions contemplated hereby.

               "Material Adverse Effect" or "Material Adverse Change" shall mean an event or circumstance which materially adversely affects the business, properties, financial condition or operations (taken as a whole) of Borrower.

               "Maximum Lawful Rate" shall have the meaning ascribed to it, in Section 2.4(c) hereof.

























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               "Maximum Revolving Credit Loan" shall mean, at any
     particular time, an amount equal to $15,000,000.

               "Mees Pierson" shall mean Mees Pierson ICS Limited, a company incorporated under the laws of England and Wales.

               "Midland" shall have the meaning ascribed to it in the recitals hereof.

               "Net Cash Proceeds" shall have the meaning ascribed to it in
     Section 2.4(a) hereof.

               "New Intek Loan" shall have the meaning ascribed to it in the recitals hereof.

               "Non-Recourse Guaranty and Pledge Agreement" shall mean the Agreement made in favor of Lender by Intek, substantially in the form attached as Exhibit C hereto, including all amendments, modifications and supplements thereto, and shall refer to the Non-Recourse Guaranty and Pledge Agreement as the same may be in effect at the time such reference becomes operative.

               "Note" shall mean the Revolving Credit Note.

               "Obligations" shall mean all loans, advances, debts, liabilities, and obligations, for monetary amounts (whether or not such amounts are liquidated or determinable) owing by Borrower to Lender (including all Letter of Credit Obligations), and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents. This term includes, without limitation, all interest (whether capitalized or otherwise), charges, expenses, attorneys' fees and any other sum chargeable to Borrower (including the Extension Fee) under any of the Loan Documents.

               "Permitted Encumbrances" shall mean the following encumbrances: (i) Liens for taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower is a party as lessee made in the ordinary course of business; (iv) deposits securing public or statutory obligations of Borrower; (v) workers', mechanics', suppliers',






















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     carriers', warehousemen's or other similar liens arising in the ordinary course of business and securing indebtedness aggregating not in excess of $100,000 at any time outstanding, not yet due and payable; (vi) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which Borrower is a party; (vii) any attachment or judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay; and
     (viii) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates.

               "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

               "Radiocoms" shall have the meaning ascribed to it in the recitals hereof.

               "Repayment Date" means the first to occur of the following:
     (a) the date (the "Specified Repayment Date") 30 days after the Termination Date, provided that if the Intek shareholder meeting to consider the Securicor Transaction is held after October 31, 1996 but before November 30, 1996 then the Specified Repayment Date shall be extended by such number of days (up to a maximum of 30 days) as is equal to the number of days between October 31, 1996 and the date of such meeting and (b) the date on which the Securicor Transaction is consummated.

               "Restricted Payment" shall mean (i) the declaration of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Borrower's Stock or (ii) any payment on account of the purchase, redemption or other retirement of Borrower's Stock or any other payment or distribution made in respect thereof, either directly or indirectly.

               "Revolving Credit Advance" shall have the meaning ascribed to it in Section 2.1(a) hereof.

























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               "Revolving Credit Loan" shall mean the aggregate amount of
     Revolving Credit Advances outstanding at any time.

               "Revolving Credit Note" shall have the meaning ascribed to it in Section 2.1(b) hereof.

               "Securicor Transaction" shall have the meaning ascribed to it in the recitals hereof.

               "Security Agreement" shall mean the agreement entered into between Lender and Borrower, substantially in the form attached as Exhibit D hereto, including all amendments, modifications and supplements thereto, and shall refer to the Security Agreement as the same may be in effect at the time such reference becomes operative.

               "Simmonds" shall have the meaning ascribed to it in the recitals hereof.

               "Solvent" shall mean, when used with respect to any Person, that:

                    (a) the present fair saleable value of such Person's assets (including, without limitation, the fair saleable value of the goodwill arising in connection with the Midland Transaction and other intangible assets) is in excess of the total amount of such Person's liabilities;

                    (b) such Person is able to pay its debts as they become due; and

                    (c) such Person does not have unreasonably small capital to carry on such Person's business as theretofore operated and all businesses in which such Person is about to engage.

               "Stock" shall mean all shares, options, warrants, general or limited partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

               "Subsidiary" shall mean any Person 50% or more of whose issued and outstanding voting securities is owned or controlled, directly or indirectly, by the specified Person.

               "Taxes" shall have the meaning ascribed thereto in Section
     2.11 hereof.

               "Termination Date" shall mean the first to occur of the following: (i) the date on which the Stock Agreement is terminated pursuant to Section 3.2 thereof or (ii) December 31, 1996.

               "Trademark Agreement" shall mean the Trademark Agreement relating to the grant of a security interest in the Trademark, made in favor of Lender by Borrower, substantially in the form attached as Exhibit E hereto.

               "Trademark" shall mean the Trademark described on Schedule 4.13(b) hereto and the trade name "Midland" and similar variations thereof, and all registrations, applications and renewals thereof and all logos, whether or not registered, used in connection therewith.

               "US LMR Distribution Business" shall mean the business consisting of the sale and distribution of LMR Products bearing the Trademark within the US LMR Distribution Territory as conducted by Borrower and in no event shall include the business carried on directly by Intek or any of its subsidiaries other than Borrower.

               "US LMR Distribution Territory" shall mean the United States of America and the territories and possessions thereof.

               Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

               Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

     2.   AMOUNT AND TERMS OF CREDIT
          --------------------------
               2.1.   Revolving Credit Advances.  (a) Upon and subject to
                      -------------------------
     the terms and conditions hereof, Lender shall make available, from time to time, until the Termination Date, for Borrower's use and upon the request of Borrower therefor, advances (each, a "Revolving Credit Advance") in an aggregate amount outstanding (which amount shall include all outstanding Letter of Credit Obligations, whether or not then due and payable) which shall not at any given time exceed the Maximum Revolving Credit Loan. Subject to the provisions of Section
     2.4 hereof and the applicable conditions set forth in Section 3 hereof, and until all amounts outstanding in respect of the Revolving Credit Loan shall become due and payable on the Repayment Date, Borrower may from time to time borrow, repay and reborrow under this
     Section 2.1(a). Each Revolving Credit Advance shall be made on notice, given no later than 1:00 P.M. (New York City time) on the second Business Day prior to the proposed Revolving Credit Advance, by Borrower to Lender. Each such notice (a "Notice of Revolving Credit Advance") shall be in writing in substantially the form of Exhibit A hereto, executed by Howard Parkinson (or such other officer of Borrower approved by Lender in its sole and absolute discretion in writing) and either David Neibert or Gregg Marston specifying therein the requested date and amount of such Advance. Lender shall, before 5:00 P.M. (New York City time) on the date of the proposed Revolving Credit Advance, upon fulfillment of the applicable conditions set forth in Section 3, wire to a bank designated by Borrower and reasonably acceptable to Lender the amount of such Revolving Credit Advance.

               (b) The Revolving Credit Loan made by Lender shall be evidenced by a promissory note to be executed and delivered by Borrower at the time of the Revolving Credit Loan, the form of which is attached hereto and made a part hereof as Exhibit B (the "Revolving Credit Note"). The Revolving Credit Note shall be payable to the order of Lender and shall represent the obligation of Borrower to pay the amount of the Maximum Revolving Credit Loan or, if less, the aggregate unpaid principal amount of all Revolving Credit Advances made by Lender to Borrower, with interest thereon as prescribed in Section 2.4(a). The date and amount of each Revolving Credit Advance and each payment of principal and interest or capitalization of interest with respect thereto shall be recorded on the books and records of Lender, which books and records shall constitute prima facie evidence of the accuracy of the
                      -----------
     information therein recorded. The entire unpaid balance of the Revolving Credit Loan (including capitalized interest thereon) and all other Obligations shall be due and payable on the Repayment Date.

               2.2.   Letters of Credit.  (a) Lender shall, subject to the
                      -----------------
     terms and conditions hereinafter set forth, (i) incur Letter of Credit Obligations in respect of the issuance, on the Closing Date, of such Letters of Credit supporting obligations of Borrower, as Borrower shall request by written notice to Lender (executed by Howard Parkinson (or such other officer of Borrower approved by Lender in its sole and absolute discretion in writing) and either David Neibert or Gregg Marston) which is received by Lender not less than 2 Business Days prior to the Closing Date, and (ii) incur from time to time on written request of Borrower, additional Letter of Credit Obligations in respect of Letters of Credit supporting obligations of Borrower; provided, however, that no such Letter of Credit shall have an expiry
     --------  -------
     date which is after March 31, 1997. It is understood that the determination of the bank or other legally authorized Person (including Lender) which shall issue or accept, as the case may be, any letter of credit or bankers acceptance contemplated by this
     Section 2.2(a) shall be made by Lender, in its sole discretion.

               (b) In the event that Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed to constitute a Revolving Credit Advance under Section 2.1(a) hereof.

               (c) In the event that any Letter of Credit Obligation, whether or not then due and payable, shall for any reason be outstanding on the Termination Date, Borrower will pay to Lender cash or Cash Equivalents in an amount equal to the maximum amount then available to be drawn under the Letter of Credit. Such funds or Cash Equivalents shall be held by Lender in a cash collateral account (the "Cash Collateral Account"). The Cash Collateral Account shall be in the name of Lender (as a cash collateral account), and shall be under the sole dominion and control of Lender and subject to the terms of this Section 2.2. Borrower hereby pledges, and grants to Lender a security interest in, all such funds or Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations, whether or not then due.

               From time to time after funds are deposited in the Cash Collateral Account, Lender may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, in such order as Lender may elect, as shall be or shall become due and payable by Borrower to Lender with respect to such Letter of Credit Obligations.

               Neither Borrower nor any person or entity claiming on behalf of or through Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of any Letter of Credit Obligation in accordance with its terms and the payment of all amounts payable by Borrower to Lender in respect thereof, any funds remaining in the Cash Collateral Account in excess of the then remaining Letter of Credit Obligations shall be promptly returned to Borrower.

               Lender shall not have any obligation to invest the funds in the Cash Collateral Account or deposit such funds in an interest-bearing account, and interest and earnings thereon, if any, shall be the property of Lender. Interest and earnings on the Cash Equivalents in the Cash Collateral Account shall be the property of Borrower.

               (c) In the event that Lender shall incur any Letter of Credit Obligations pursuant hereto at the request or on behalf of Borrower hereunder, Borrower shall pay to Lender, as compensation to Lender for such Letter of Credit Obligation, all fees and charges paid by Lender on account of such Letter of Credit Obligation to the issuer or like party. Fees payable in respect of Letter of Credit Obligations shall be paid to Lender, in arrear, on the first day of each month for the preceding month.

               2.3.   Use of Proceeds.  Borrower shall apply the proceeds
                      ---------------
     of the Revolving Credit Advances only for the US LMR Distribution Business (including for the repayment of Intek for the outstanding deposits made in connection with the equipment relating to the US LMR Distribution Business ordered by Intek and evidenced by the purchase orders listed on Schedule 2.3 hereto).

               2.4.   Interest on Revolving Credit Loan.  (a) Interest
                      ---------------------------------
     accrues on the amount outstanding from time to time under the Revolving Credit Loan at the rate of 11% per annum, calculated on the basis of a 360 day year for the number of days elapsed.

     Interest will be capitalized on a monthly basis and shall be added to the principal amount outstanding from time to time under the Revolving Credit Loan. Interest accrued and uncapitalized on the Repayment Date shall be payable on such date.

               (b) So long as any Event of Default shall be continuing, the interest rate applicable to the Revolving Credit Loan shall be increased by 3% per annum above the rate otherwise applicable.

               (c) Notwithstanding anything to the contrary set forth in this Section 2.4, if at any time until payment in full of all of the Obligations 11% exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter
                          --------  -------
     the 11% is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender from the making of advances hereunder is equal to the total interest which Lender would have received had the 11% been (but for the operation of this paragraph) the interest rate payable since the Closing Date. Thereafter, the interest rate payable hereunder shall be the 11%, unless and until such rate shall again exceed the Maximum Lawful Rate, in which event this paragraph shall again apply.

               2.5.   Extension Fee.  Borrower shall pay to Lender a fee
                      -------------
     (the "Extension Fee") equal to $500,000 payable on the Repayment Date in the event that all the Obligations have not been repaid (or assumed by Intek) in full on or prior to the Termination Date.

               2.6.   Receipt of Payments.  (a) Borrower shall make each
                      -------------------
     payment under this Agreement not later than 11:00 A.M. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to Lender's depositary bank as designated by Lender from time to time for deposit in Lender's depositary account. For purposes only of computing interest hereunder, all payments shall be applied by Lender on the day payment has been credited by Lender's depository bank to Lender's account in immediately available funds. For purposes of determining the amount of funds available for borrowing by Borrower pursuant to Section 2.1(a) hereof, such payments shall be applied by Lender against the outstanding amount of the Revolving Credit Loan at the time they are credited to its account.

               2.7.   Application of Payments.  Borrower irrevocably waives
                      -----------------------
     the right to direct the application of any and all payments at any time or times hereafter received by Lender from or on behalf of Borrower, and Borrower irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations of Borrower and in repayment of the Revolving Credit Loan as Lender may deem advisable. Lender is authorized to, and at its option may, make advances on behalf of Borrower for payment of all fees, expenses, charges, costs, principal and interest incurred by Borrower hereunder when and as Borrower fails to promptly pay any such amounts. At Lender's option and to the extent permitted by law, any advances so made may be deemed Revolving Credit Advances constituting part of the Revolving Credit Loan hereunder.

               2.8.   Accounting.  Lender will provide a monthly accounting
                      ----------
     of transactions under the Revolving Credit Loan to Borrower within 10 days of the end of the month. Each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein, unless Borrower, within 20 days after the date any such accounting is rendered, shall notify Lender in writing of any objection which Borrower may have to any such accounting, describing the basis for such objection with specificity. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Lender's determination, based upon the facts available, of any item objected to by Borrower in such notice shall (absent manifest error) be final, binding and conclusive on Borrower, unless Borrower shall commence a judicial proceeding to resolve such objection within 45 days following Lender's notifying Borrower of such determination.

               2.9.   Indemnity.  Borrower shall indemnify and hold Lender
                      ---------
     and its officers, directors, employees, agents, Affiliates and shareholders (collectively, the "Indemnified Persons") harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any Indemnified Person as the result of the execution of the Loan Documents or extension of credit hereunder; provided,
                                                          --------
     however, that Borrower shall not be liable for such indemnification to
     -------
     such Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from such Indemnified Person's negligence or willful misconduct.

               2.10.  Access.  Lender and any of its officers, employees
                      ------
     and/or agents shall have the right, exercisable as frequently as Lender determines to be appropriate, during normal business hours (or at such other times as may reasonably be requested by Lender), to inspect the properties and facilities of Borrower and to inspect, audit and make extracts from all of Borrower's records, files and books of account. Borrower shall deliver any document or instrument reasonably necessary for Lender, to obtain records from any service bureau maintaining records for Borrower, and shall maintain duplicate records or supporting documentation on media, including, without limitation, computer tapes and discs owned by Borrower. Borrower shall instruct its banking and other financial institutions to make available to Lender such information and records as Lender may reasonably request.

               2.11.  Taxes.  (a) Any and all payments by Borrower
                      -----
     hereunder or under the Note shall be made, in accordance with this
     Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

               (b) In addition, Borrower shall pay any present or future stamp or documentary taxes or any other sales, transfer, excise, mortgage recording or property taxes, charges or similar levies that arise from any payment made hereunder or under the Note or from the execution, sale, transfer, delivery or registration of, or otherwise with respect to the Loan Documents and any other agreements and instruments contemplated thereby (hereinafter referred to as "Other Taxes").

               (c) Borrower shall indemnify Lender for the full amount of Taxes or Other Taxes (including without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
     Section 2.11) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender makes written demand therefor.

               (d) Within 30 days after the date of any payment of Taxes, Borrower shall furnish to Lender, at its address referred to in
     Section 10.10, the original or a certified copy of a receipt evidencing payment thereof.

               (d) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.11 shall survive both (i) the payment in full of principal and interest hereunder and under the Notes and (ii) the Termination of this Agreement.

     3.   CONDITIONS PRECEDENT
          --------------------
               3.1.   Conditions to the Initial Revolving Credit Advance
                      --------------------------------------------------
     and Letter of Credit.  Notwithstanding any other provision of this
     --------------------
     Agreement and without affecting in any manner the rights of Lender hereunder, Borrower shall have no rights under this Agreement (but shall have all applicable obligations hereunder), and Lender shall not be obligated to make available any Revolving Credit Advance or Letter of Credit, unless and until Borrower shall have delivered to Lender, in form and substance satisfactory to Lender and (unless otherwise indicated) each dated the Closing Date:

               (a) A Revolving Credit Note to the order of Lender duly executed by Borrower.

               (b) Opinions of Manatt, Phelps & Phillips, LLP (counsel to Borrower), Kohrman Jackson & Krantz (counsel to Intek) and Howard, Darbey & Levine (counsel to Borrower and Intek with respect to issues involving New York law), substantially in the forms attached as, respectively, Exhibits F, G and H hereto.

               (c) Opinion of Jones, Day, Reavis & Pogue counsel to Midland, substantially in the form attached as Exhibit I hereto.

               (d) Resolutions of the boards of directors of Borrower, Midland and Intek, certified by the Secretary or

     Assistant Secretary of such entity, as the case may be, as of the Closing Date, to be duly adopted and in full force and effect on such date, authorizing (i) the consummation of each of the transactions contemplated by the Loan Documents and (ii) specific officers to execute and deliver this Agreement and the other Loan Documents.

               (e) A copy of the organizational charter and all amendments thereto of each of Borrower and Intek, certified as of a recent date by the Secretary of State of the jurisdiction of its organization, and copies of each of Borrower's and Intek's by-laws, certified by the Secretary or Assistant Secretary of Borrower or Intek, as the case may be, as true and correct as of the Closing Date.

               (f) Governmental certificates, dated the most recent practicable date prior to the Closing Date, with telegram updates where available, showing that the Borrower is organized and in good standing in the jurisdiction of its organization and is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business.

               (g) The Asset and Trademark Agreement duly executed and delivered by Midland, Intek and Simmonds, together with:

                    (i) copies of all closing documents and certificates delivered in connection therewith, including a letter from each counsel delivering an opinion in connection therewith stating that Lender can rely on such opinion as if addressed to it; and

                   (ii) a certificate from the chief executive officer of Intek certifying that the transactions contemplated by the Asset and Trademark Agreement have been completed.

               (h) The Assignment and Assumption Agreement duly executed and delivered by Borrower and Intek.

               (i) The Security Agreement and the Trademark Agreement, duly executed and delivered by Borrower; the Non-Recourse Guaranty and Pledge Agreement duly executed and delivered by Intek; together with:

                    (i) acknowledgement copies of proper Financing Statements (Form UCC-1) duly filed under the Uniform Commercial Code of each jurisdiction as may be necessary or, in the opinion of Lender, desirable to perfect the security interests created by the Security Agreement,

                   (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing the Financing Statements referred to in paragraph (i) above and all other effective financing statements which name Borrower or Intek (under their present names and any previous names) as debtor and which are filed in the jurisdictions referred to in said paragraph (i), together with copies of such other financing statements (none of which shall cover the Collateral purported to be covered by the Security Agreement),

                  (iii) evidence of the completion of all recordings and filings of the Security Agreement and Trademark Agreement as may be necessary or, in the opinion of Lender, desirable to perfect the security interests and liens created by the Security Agreement and Trademark Agreement,

                   (iv) certificates representing the Pledged Shares referred to in the Non-Recourse and Guaranty and Pledge Agreement and undated stock powers for such certificates executed in blank,

                    (v) evidence that all other actions necessary or, in the opinion of Lender, desirable to perfect and protect the security interests created by the Security Agreement, Trademark Agreement and Non-Recourse Guaranty and Pledge Agreement have been taken.

               (j) Releases duly executed and delivered by Mees Pierson and Octagon Capital Canada Corporation (with respect to Midland) and Mees Pierson (with respect to Intek), releasing any liens or claims on or security interests in, the Collateral or in the rights in the Asset and Trademark Agreement, as well as waiving any claims each may have arising from the Midland Transaction or the transactions contemplated by the Loan Documents, together with acknowledgement copies of proper Financing Statements (Form UCC-2 or 3) duly filed under the Uniform Commercial Code of each jurisdiction as may be necessary to evidence the foregoing releases.

               (k) A certificate of the chief executive officer of Borrower that Borrower is Solvent after giving effect to the initial Revolving Credit Advance and the payment of all estimated legal, investment banking, accounting and other fees related hereto and thereto (such certificate may state that in making the representation therein Borrower has relied on the projections attached thereto, provided that Borrower states that it believes that the assumptions underlying such projections are reasonable).

               (l) A certificate of the chief executive officer of Borrower stating that all of the representations and warranties of the Borrower contained herein or in any of the Loan Documents are correct on and as of the Closing Date as though made on and as of such date, and no event has occurred and is continuing, or would result from the Revolving Credit Advance, if made on the Closing Date, which constitutes or would constitute a Default or an Event of Default.

               (m) Certificates of the Secretary or an Assistant Secretary of each of Borrower and Intek, dated the Closing Date, as to the incumbency and signatures of the officers of, respectively, Borrower or Intek executing any of the Loan Documents and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

               (n) Evidence satisfactory to Lender that Simmonds shall have paid to Lender in cash $2,187,603.00 in satisfaction of all outstanding invoices payable by Simmonds or Midland issued on or prior to the date hereof (as set forth on Schedule 3.1(n) hereto).

               (o) Such additional information and materials as Lender may reasonably request, including, without limitation, copies of any debt agreements, security agreements and other material contracts.

               3.2.   Further Conditions to Each Revolving Credit Advance
                      ---------------------------------------------------
     and Letter of Credit.  It shall be a further condition to the funding
     --------------------
     of each subsequent Revolving Credit Advance and incurrence of Letter of Credit Obligations that the following statements shall be true on the date of each such funding or advance:

               (a) All of the representations and warranties of the Loan Parties contained herein or in any of the Loan Documents shall be correct on and as of the Closing Date and the date of each such Revolving Credit Advance as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date and for changes therein permitted or contemplated by this Agreement.

               (b) No event shall have occurred and be continuing, or would result from the funding of any Revolving Credit Advance, which constitutes or would constitute a Default or an Event of Default.

               (c) The aggregate unpaid principal amount of the Revolving Credit Loan after giving effect to such Revolving Credit Advance shall not exceed the Maximum Revolving Credit Loan.

               The acceptance by Borrower of the proceeds of any Revolving Credit Advance or the incurrence by Lender of Letter of Credit Obligations shall be deemed to constitute, as of the date of such acceptance, (i) a representation and warranty by Borrower that the conditions in this Section 3.2 have been satisfied and (ii) a confirmation by Borrower of the granting and continuance of Lender's Lien pursuant to the Collateral Documents.

               Notwithstanding the foregoing, the satisfaction of the conditions set out in clause (a) and (b) above shall not be required in respect of a $450,000 Revolving Credit Advance to be made on or after October 20, 1996 to be used solely to repay Intek for the outstanding deposits made in respect of equipment relating to the US LMR Distribution Business ordered by Intek and evidenced by the purchase orders listed on Schedule 2.3 hereto.

     4.   REPRESENTATIONS AND WARRANTIES
          ------------------------------
               To induce Lender to make the Revolving Credit Loan, as herein provided for, Borrower makes the following representations and warranties to Lender, each and all of which shall be true and correct as of the date of execution and delivery of this Agreement:

               4.1.   Corporate Existence; Compliance with Law.  Borrower
                      ----------------------------------------
     (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) except as indicated on Schedule 4.1(ii) hereto, is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted;
     (iv) except as
     indicated on Schedule 4.1(iv) hereto, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its certificate of incorporation and by-laws; and (vi) is in compliance with all applicable provisions of law where the failure to comply would have a Material Adverse Effect.

               4.2.   Executive Offices.  The current location of
                      -----------------
     Borrower's executive offices and principal place of business is set forth in Schedule 4.2 hereto.

               4.3.   Subsidiaries.  Borrower currently has no
                      ------------
     Subsidiaries.

               4.4.   Corporate Power; Authorization; Enforceable
                      -------------------------------------------
     Obligations.  The execution, delivery and performance by Borrower of
     -----------
     the Loan Documents, Ancillary Agreements and all instruments and documents to be delivered by Borrower, to the extent it is a party thereto, hereunder and thereunder and the creation of all Liens provided for herein and therein: (i) are within Borrower's corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of Borrower's certificates or articles of incorporation or by-laws;
     (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality in any material respect;
     (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of its property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of Borrower other than those in favor of Lender, all pursuant to the Loan Documents; and
     (vii) do not require the consent or approval of any Governmental Authority or any other Person. Each of the Loan Documents has been duly executed and delivered for the benefit of or on behalf of Borrower and each constitutes a legal, valid and binding obligation of Borrower, to the extent it is a party thereto, enforceable against it in accordance with its terms.

               4.5.   Solvency.  After giving effect to the initial
                      --------
     Revolving Credit Advance, if made on the Closing Date, and the payment of all estimated legal, investment banking, accounting and other fees related hereto, Borrower will be Solvent as of and on the Closing Date (it being understood that in making such representation Borrower has relied on the projections previously


















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

     provided to Lender, which are based on assumptions that Borrower believes are reasonable).

               4.6.   Labor Matters.  There are no strikes or other labor
                      -------------
     disputes against Borrower pending or, to Borrower's knowledge, threatened which would have a Material Adverse Effect.

               4.7.   Investment Company Act.  Borrower is not an
                      ----------------------
     "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Revolving Credit Advances by Lender, the application of the proceeds and repayment thereof by Borrower and the consummation of the transactions contemplated by this Agreement and the other Loan Documents will not violate any provision of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

               4.8.   Margin Regulations.  Borrower does not own any
                      ------------------
     "margin security," as that term is defined in Regulations G and U of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the proceeds of the Revolving Credit Advances will be used only for the purposes contemplated hereunder. The Revolving Credit Advances will not be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans under this Agreement to be considered a "purpose credit" within the meaning of Regulations G, T, U or X of the Federal Reserve Board. Borrower will not take or permit any agent acting on its behalf to take any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

               4.9.   No Litigation.  No action, claim or proceeding is now
                      -------------
     pending or, to the knowledge of Borrower, threatened against Borrower at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which, if determined adversely, could have a Material Adverse Effect, nor to the knowledge of Borrower does a state of facts exist which is reasonably likely to give rise to such proceedings.

               4.10.  Asset and Trademark Agreement.  The closing of the
                      -----------------------------
     Midland Transaction and the consummation of the Intek-



















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

     Borrower Transfer will occur immediately prior to the Closing Date. A true and complete copy of each of the Asset and Trademark Agreement (including all exhibits, schedules and amendments thereto) and all documents delivered by any party in connection therewith has been delivered to Lender.

               4.11.  Hitachi Supply Agreement.  Borrower is a "Midland
                      ------------------------
     Affiliate" under the Hitachi Supply Agreement and entitled to make purchases thereunder.

               4.12.  Outstanding Stock; Options; Warrants, Etc.  The Stock
                      ------------------------------------------
     of Borrower owned by Intek as at the date of this Agreement constitutes all of the issued and outstanding Stock of Borrower. Borrower has no outstanding rights, options, warrants or agreements pursuant to which it may be required to issue or sell any Stock or other equity security.

               4.13.  Patents, Trademarks, Copyrights and Licenses.
                      --------------------------------------------
     Borrower owns all material patents, patent applications, copyrights, trademarks, trademark applications, and know-how (collectively, "Intangible Property") necessary to continue to conduct its business as heretofore conducted by it, now conducted by it and proposed to be conducted by it, each of which is listed, together with Patent and Trademark Office application or registration numbers, where applicable, on Schedule 4.13(a) hereto. Further, (i) Borrower has good and lawful title to the Intangible Property (subject to the licenses set forth on Schedule 4.13(d) hereto); (ii) to Borrower's knowledge, the Intangible Property is valid and subsisting and is enforceable; (iii) to Borrower's knowledge, there are no actual or threatened claims by third parties regarding the Intangible Property;
     (iv) to Borrower's knowledge, the Intangible Property does not infringe or otherwise violate any rights of any third party, except where any violation or infringement would not have a Material Adverse Effect.

               4.14.  Liens.  The Liens granted to Lender pursuant to the
                      -----
     Collateral Documents will at the Closing Date be fully perfected first priority Liens in and to the Collateral described therein.

               4.15.  No Material Adverse Effect.  No event has occurred
                      --------------------------
     and is continuing which has had or could have a Material Adverse
     Effect.























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


     5.   FINANCIAL STATEMENTS AND INFORMATION
          ------------------------------------
               5.1.   Reports and Notices.  Borrower covenants and agrees
                      -------------------
     that from and after the Closing Date and until the Termination Date, it shall deliver to Lender:

               (a)    Within 30 days after the end of each fiscal month,
     (i) a copy of the unaudited balance sheets of Borrower as of the end of such month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the end of such month, and (ii) a copy of the unaudited statements of income of Borrower for such month, all prepared in accordance with GAAP (subject to normal year-end adjustments), accompanied by the certification of the chief executive officer or chief financial officer of Borrower that all such financial statements are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments), the financial position, the results of operations and the statements of cash flows of Borrower as at the end of such month and for the period then ended, and that there was no Default or Event of Default in existence as of such time.

               (b)    As soon as practicable, but in any event within two
     (2) Business Days after Borrower becomes aware of the existence of any Default or Event of Default, or any development or other information which would have a Material Adverse Effect, telephonic or telegraphic notice specifying the nature of such Default or Event of Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within five (5) days.

               (c) If requested by Lender, copies of all federal, state, local and foreign tax returns and reports in respect of income, franchise or other taxes on or measured by income (excluding sales, use or like taxes) filed by Borrower.

               (d) Such other information respecting Borrower's business (including with respect to orders received and inventory purchased), financial condition or prospects as Lender may, from time to time, reasonably request.

               5.2.   Communication with Accountants.  Borrower authorizes
                      ------------------------------
     Lender to communicate directly with its independent certified public accountants and tax advisors and authorizes those accountants to disclose to Lender any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of Borrower. At

     Lender's request, Borrower shall deliver a letter addressed to such accountants and tax advisors instructing them to comply with the provisions of this Section 5.2.

     6.   AFFIRMATIVE COVENANTS
          ---------------------
               Borrower covenants and agrees that, unless Lender shall otherwise consent in writing, from and after the date hereof and until the Repayment Date:

               6.1.   Maintenance of Existence and Conduct of Business.
                      ------------------------------------------------
     Borrower shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and its rights and franchises; (b) transact business only in such names as Borrower shall specify to Lender in writing not less than thirty days prior to the first date such name is used by Borrower and
     (c) at all times maintain, preserve and protect all of its Trademarks and any tradenames.

               6.2.   Payment of Obligations.  Borrower shall:  (i) pay and
                      ----------------------
     discharge or cause to be paid and discharged all its Indebtedness, including, without limitation, all the Obligations as and when due and payable, and (ii) pay and discharge or cause to be paid and discharged promptly all (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become in default.

               (a) Borrower may in good faith contest, by proper legal actions or proceedings diligently pursued, the validity or amount of any Charges or claims arising under Section 6.2(a)(ii), provided that at the time of commencement of any such action or proceeding, and during the pendency thereof (i) adequate reserves with respect thereto are maintained on the books of Borrower, in accordance with GAAP;
     (ii) such contest operates to suspend collection of the contested Charges or claims and is maintained and prosecuted continuously with diligence; (iii) none of the Collateral would be subject to forfeiture or loss or any Lien by reason of the institution or prosecution of such contest; (iv) no Lien shall exist for such Charges or claims during such action or proceeding; (v) Borrower shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and shall deliver to Lender evidence acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower; and
     (vi) Lender has not advised Borrower in writing that Lender reasonably believes that nonpayment or nondischarge thereof would have a Material Adverse Effect.

               (b)    Notwithstanding anything to the contrary contained in
     Section 6.2(b) above, Borrower shall have the right to pay the charges or claims arising under Section 6.2(a)(ii) and in good faith contest, by proper legal actions or proceedings, the validity or amount of such Charges or claims.

               6.3.   Books and Records.  Borrower shall keep its books,
                      -----------------
     accounts and records in the ordinary course of business.

               6.4.   Litigation.  Borrower shall notify Lender in writing,
                      ----------
     promptly upon learning thereof, of any litigation commenced against Borrower, and of the institution against any of them of any suit or administrative proceeding that may have a Material Adverse Effect.

               6.5.   Insurance.  Borrower shall maintain insurance
                      ---------
     covering, without limitation, fire, theft, burglary, public liability, property damage, product liability and insurance on all property and assets, all in amounts customary for its business and in any event in compliance with any insurance requirements under any Loan Documents and with a lender's loss payable clause for the benefit of Lender.

               6.6.   Compliance with Law.  Borrower shall comply in all
                      -------------------
     material respects with all federal, state and local laws and regulations applicable to it.

               6.7.   Supplemental Disclosure.  From time to time as may be
                      -----------------------
     necessary (in the event that such information is not otherwise delivered by Borrower to Lender pursuant to this Agreement), so long as there are Obligations outstanding hereunder, Borrower will supplement each Schedule (if any) or representation herein with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby; provided, however, that such supplement to such Schedule or
              --------  -------
     representation shall not be deemed an amendment thereof unless otherwise consented to by the Lender.

     7.   NEGATIVE COVENANTS
          ------------------
               Borrower covenants and agrees that, without Lender's prior written consent, from and after the date hereof and until the Repayment Date:

               7.1.   Mergers, Etc.  Borrower shall not directly or
                      ------------
     indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person or form any Subsidiary.

               7.2.   Investments; Loans and Advances.  Borrower shall not
                      -------------------------------
     make any investment in, or make or accrue loans or advances of money to any Person, through the direct or indirect holding of securities or otherwise.

               7.3.   Indebtedness.  (a) Except as otherwise expressly
                      ------------
     permitted by this Section 7.3 or by any other section of this Agreement or as set forth on Schedule 7.3 hereto, Borrower shall not create, incur, assume or permit to exist any Indebtedness, except
     (i) Indebtedness secured by Liens permitted under Section 7.8 hereof,
     (ii) the Revolving Credit Loan, and (iii) the Letter of Credit
     Obligations.

               (b)    Except as otherwise expressly permitted by Section
     7.9 hereof, Borrower shall not sell or transfer, either with or without recourse, any assets, of any nature whatsoever, in respect of which a Lien is granted or to be granted pursuant to any Loan Document or engage in any sale-leaseback or similar transaction involving any of such assets.

               7.4.   Capital Structure.  Borrower shall not make any
                      -----------------
     changes in its capital structure (including, without limitation, in the terms of its outstanding Stock) or amend its certificate of incorporation or by-laws.

               7.5.   Maintenance of Business.  Borrower shall not engage
                      -----------------------
     in any business other than the US LMR Distribution Business.

               7.6.   Transactions with Affiliates.  (a) Borrower shall not
                      -----------------------------
     enter into or be a party to any transaction with any Affiliate of Borrower, other than with Intek, and then only in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms that are fully disclosed to Lender and are no less favorable to Borrower than would be obtained in a comparable


















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


     arm's-length transaction with a Person not an Affiliate of Borrower.

               (b) Except as set forth on Schedule 7.6(b) hereto, Borrower shall not enter into any agreement or transaction to pay to any Person any management or similar fee based on or related to Borrower's operating performance or income or any percentage thereof, nor pay any management or similar fee to an Affiliate.

               7.7.   Guaranteed Indebtedness.  Borrower shall not incur
                      -----------------------
     any Guaranteed Indebtedness except (i) by endorsement of instruments or items of payment for deposit to the general account of Borrower, and (ii) for Guaranteed Indebtedness incurred for the benefit of Borrower if the primary obligation is permitted by this Agreement.

               7.8.   Liens.  Borrower shall not create or permit any Lien
                      -----
     on any of its properties or assets except:

               (a) presently existing or hereafter created Liens in favor of Lender; and

               (b)    Permitted Encumbrances.

               7.9.   Sales of Assets.  Borrower shall not sell, transfer,
                      ---------------
     convey or otherwise dispose of any assets or properties; provided,
                                                              --------
      however, that the foregoing shall not prohibit (i) the sale of
      -------
     inventory in the ordinary course of business, (ii) the sale of surplus or obsolete equipment and fixtures, and (iii) transfers resulting from any casualty or condemnation of assets or properties.

               7.10.  Events of Default.  Borrower shall not take or omit
                      -----------------
     to take any action, which act or omission would constitute (i) a default or an event of default pursuant to, or noncompliance with any of, the terms of any of the Loan Documents or (ii) a material default or an event of default pursuant to, or noncompliance with any other contract, lease, mortgage, deed of trust or instrument to which it is a party or by which it or any of its property is bound, or any document creating a Lien, unless such default, event of default or non-compliance would not have a Material Adverse Effect.

               7.11.  Restricted Payments.  Borrower shall not make any
                      -------------------
     Restricted Payments.






















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


     8.   TERM
          ----
               8.1.   Termination.  Subject to the provisions of Section 2
                      -----------
     hereof, the financing arrangement contemplated hereby in respect of the Revolving Credit Loan shall be in effect until the Termination Date.

               8.2.   Survival of Obligations Upon Termination of Financing
                      -----------------------------------------------------
     Arrangement.  Except as otherwise expressly provided for in the Loan
     -----------
     Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the powers, obligations, duties, rights and liabilities of Borrower or the rights of Lender relating to any transaction or event occurring prior to such termination. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations contained in the Loan Documents shall survive such termination or cancellation and shall continue in full force and effect until such time as all of the Obligations have been paid in full in accordance with the terms of the agreements creating such Obligations, at which time the same shall terminate.

     9.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES
          --------------------------------------
               9.1.   Events of Default.  The occurrence of any one or more
                      -----------------
     of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

               (a) Borrower shall fail to make any payment of principal of, or interest on or any other amount owing in respect of, the Revolving Credit Loan or any of the other Obligations when due and such failure continues for a period of five (5) days.

               (b) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 7 hereof.

               (c) Borrower shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents and the same shall remain unremedied for a period ending on the first to occur of twenty (20) days after Borrower shall receive written notice of any such failure from any Lender or forty five (45) days after Borrower shall become aware thereof.

               (d) A default shall occur under any other agreement, document or instrument to which Borrower is a party or by which Borrower's property is bound, and such default (i) involves the failure to make any payment (whether of principal, interest or otherwise) due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of Borrower in an aggregate amount exceeding $50,000, or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness or a portion thereof in an aggregate amount exceeding $50,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

               (e) Any representation or warranty herein or in any Loan Document or in any written statement pursuant thereto or hereto, report, financial statement or certificate made or delivered to Lender by Borrower shall be untrue or incorrect in any material respect, as of the date when made or deemed made (including those made or deemed made pursuant to Section 3.2).

               (f) Any provision of any Collateral Document, after delivery thereof pursuant to Section 3.1, shall for any reason cease to be valid or enforceable in accordance with its terms, or any security interest created under any Collateral Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise stated therein) in any of the Collateral purported to be covered thereby.

               (g) Any of the assets of Borrower shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Borrower and shall remain unstayed or undismissed for thirty (30) consecutive days; or any Person other than Borrower shall apply for the appointment of a receiver, trustee or custodian for any of the assets of Borrower and shall remain unstayed or undismissed for thirty (30) consecutive days; or Borrower shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

               (h) A case or proceeding shall have been commenced against Borrower in a court having competent jurisdiction seeking a decree or order in respect of Borrower (i) under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or























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


     other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or of any substantial part of its or their properties, or (iii) ordering the winding-up or liquidation of the affairs of Borrower and such case or proceeding shall remain undismissed or unstayed for thirty (30) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.(i) Borrower shall
     (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law,
     (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or of any substantial part of its properties, (iii) fail generally to pay its debts as such debts become due, or (iv) take any corporate action in furtherance of any such action.

               (j) There shall have been a change of control of Intek or a sale of a material part of its assets and for this purpose, "change of control" means the acquisition, whether directly or indirectly by an entity other than Midland of more than 20% of the Stock or assets of Intek.

               (k) Howard Parkinson (or such replacement as is approved by Lender in its reasonable discretion) for any reason ceases to serve as a consultant to Borrower and is not replaced within ten (10) days with a replacement approved by Lender in its reasonable discretion or the responsibilities of his position are materially diminished from those he had with respect to the US LMR Distribution Business when employed by Midland prior to the consummation of the Midland Transaction.

               (l) The Hitachi Supply Agreement is terminated for any reason without the prior written agreement of Lender, such agreement is amended without the prior written agreement of Lender or Borrower ceases to be able to make purchases thereunder on the terms in effect on the date of this Agreement.

               9.2.   Remedies.  If any Event of Default shall have
                      --------
     occurred and be continuing, Lender shall without notice, (i) terminate this facility with respect to further Revolving Credit Advances, whereupon no Revolving Credit Advances may be made hereunder, and/or
     (ii) declare all Obligations to be forthwith due and payable, whereupon all Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower.

               9.3.   Waivers by Borrower.  Except as otherwise provided
                      -------------------
     for in this Agreement and applicable law, Borrower waives
     (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard, (ii) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

               9.4.   Right of Set-Off.  Upon the occurrence and during the
                      ----------------
     continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement, and the Note held by Lender irrespective of whether or not Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided, however, that
                                                  --------  -------
     the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.

     10.  MISCELLANEOUS
          -------------
               10.1.  Complete Agreement; Modification of Agreement; Sale
                      ---------------------------------------------------
     of Interest.  (a)  The Loan Documents constitute the complete
     -----------
     agreement between the parties with respect to the subject matter hereof and may not be modified, altered or amended except by an agreement in writing signed by Borrower and Lender. Borrower may not sell, assign or transfer any of the Loan Documents or any portion thereof (other than pursuant to the

     Intek Assumption Agreement), including, without limitation, Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to Lender's sale of participations, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not. Borrower agrees that it will use its best efforts to assist and cooperate with Lender in any manner reasonably requested by Lender to effect the sale of participations in or assignments of any of the Loan Documents or of any portion thereof or interest therein.

               (b) In the event Lender assigns or otherwise transfers all or any part of the Revolving Credit Note Borrower shall, upon the request of Lender, issue a new Revolving Credit Note to effectuate such assignment or transfer.

               10.2.  Fees and Expenses.  If, at any time or times,
                      -----------------
     regardless of the existence of an Event of Default (except with respect to paragraphs (ii) and (iii), which shall be subject to an Event of Default having occurred and be continuing), Lender shall employ counsel or other advisors for advice or other representation or shall incur reasonable legal or other costs and expenses in connection with:

                    (i) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreements to be executed or delivered in connection herewith;

                   (ii)  any attempt to enforce any rights of Lender;

                  (iii) any attempt to verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral;

     then, and in any such event, the attorneys' and other parties' fees reasonably arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees reasonably incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section shall be payable, on demand, by Borrower to Lender and shall be additional Obligations secured under this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants' and investment bankers' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

               10.3.  No Waiver by Lender.  Lender's failure, at any time
                      -------------------
     or times, to require strict performance by Borrower or Intek of any provision of this Agreement any of the other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default by Borrower under the Loan Documents shall not suspend, waive or affect any other Event of Default by Borrower under this Agreement and any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement and no defaults by Borrower or Intek under any of the other Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing signed by an officer of Lender and directed to Borrower or Intek specifying such suspension or waiver.

               10.4.  Remedies.  Lender's rights and remedies under this
                      --------
     Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lender may have under any other agreement, including without limitation, the Loan Documents, by operation of law or otherwise.

               10.5.  WAIVER OF JURY TRIAL.  THE PARTIES HERETO WAIVE ALL
                      --------------------
     RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THE LOAN DOCUMENTS.

               10.6.  Severability.  Wherever possible, each provision of
                      ------------
     this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

               10.7.  Parties.  This Agreement and the other Loan Documents
                      -------
     shall be binding upon, and inure to the benefit of, the successors of Borrower and Lender and the assigns, transferees and endorsees of Lender.

               10.8.  Conflict of Terms.  Except as otherwise provided in
                      -----------------
     this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

               10.9.  GOVERNING LAW.  EXCEPT AS OTHERWISE EXPRESSLY
                      -------------
     PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. LENDER AND BORROWER AGREE TO SUBMIT TO PERSONAL JURISDICTION AND TO WAIVE ANY OBJECTION AS TO VENUE IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. SERVICE OF PROCESS ON BORROWER OR LENDER IN ANY ACTION ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS SHALL BE EFFECTIVE IF MAILED TO SUCH PARTY AT THE ADDRESS LISTED IN SECTION 10.10 HEREOF. NOTHING HEREIN SHALL PRECLUDE LENDER OR BORROWER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.

               10.10. Notices.  Except as otherwise provided herein,
                      -------
     whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or telecopied and confirmed by telecopy answerback addressed as follows:

               (a)    If to Lender at:

                      15 Carshalton Road
                      Sutton
                      Surrey  SM1 4LD
                      England
                      Attention:  Ed Hough
                      Telecopy No. (0181) 661 0205

                      With copies to:

                      Weil, Gotshal & Manges
                      99 Bishopsgate
                      London, EC2M 3XD
                      Attention:  David Lefkowitz, Esq.
                      Telecopy No. 0171 426 0990

               (b)    If to Borrower, at:

                      1690 North Topping Avenue
                      Kansas City
                      Missouri 64120

                      Attention:  Howard Parkinson
                      Telecopy No. 816 920 1102

                      With copies to:

                      Intek Diversified Corporation
                      970 West 190th Street, Suite 720
                      Torrance
                      California 90502

                      Attention:  David Neibert
                      Telecopy No. 310 366 7712

                      Manatt, Phelps & Phillips, LLP
                      11355 West Olympic Boulevard
                      Los Angeles
                      California 90064

                      Attention:  Nancy Wojtas
                      Telecopy No. 310 312 4224


     or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback or seven (7) Business Days after the same shall have been deposited
     (i) in the United States mail (in the case of notice being given by Borrower or any other Person in the United States) or (ii) in the United Kingdom mail (in the case of notice being given by Lender or any other Person located in the United Kingdom). Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

               10.11. Survival.  The representations and warranties of
                      --------
     Borrower in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

               10.12. Section Titles.  The Section titles and Table of
                      --------------
     Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

               10.13. Counterparts.  This Agreement may be executed in any
                      ------------
     number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

               IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.


                         MIDLAND USA, INC.



                         By: /s/ David Neibert
                            ----------------------------
                            Name: David Neibert
                            Title: President


                         SECURICOR COMMUNICATIONS LIMITED



                         By: /s/ M.G. Wilkinson
                            ----------------------------
                            Name: M.G. Wilkinson
                            Title: Director


     The undersigned hereby guarantees to Borrower the performance by Lender of all of its obligations under this Agreement.

                         SECURITY SERVICES PLC


                         By: /s/ N. Griffiths
                            ----------------------------
                            Name: N. Griffiths
                            Title: Director

                         Date: September 19, 1996

                                  SCHEDULE 2.3
                              INTEK PURCHASE ORDERS
                              ---------------------

     3058
     3081
     3082
     3084
     3085
     3087
     3074
     3102
     3105
     3108
     3107
     3071
     3078
     3079
     3088
     3090
     3092
     3022
     3023
     3024
     3028
     3029
     3031
     3032
     3033
     3037
     3038
     3039
     3041
     3042
     3043
     3046
     3047
     3048
     3050
     3052
     3054
     3056

                                 SCHEDULE 3.1(n)
                          SIMMONDS AND MIDLAND INVOICES
                          ------------------------------


                                                             WHEEL


                                        SCL            MIDLAND             TOTAL            ROAMER
BALANCE                           1,177,237          1,208,009         2,385,246         - 235,831   per Bill Wheel Memo Jul
                                                                                                     18
Less 2 returned                      68,380
systems
Duty credit due                       2,689             12,000                                       $12k to be confirmed by
                                                                                                     Peter H.
NEW BALANCE                       1,106,168          1,196,009         2,302,177         - 235,831

DISPUTED ITEMS

Systems delivered (2)                68,380
Duty on systems (2)                   2,522
Engineering                          44,030
turnkey
Sub-total                            26,872

BALANCE                           1,079,296          1,196,009         2,275,305         - 235,831

Roamer mobile payment                77,700                                               - 77,700   per Neilbert Memo

FINAL BALANCE DUE                $1,001,596         $1,196,009        $2,197,605        - $158,131

Due by Roamer to   SCL
re mobiles
                                                                                         $260,000   Mobiles      $       2,000
                                                                                                    Price        $         550
                         Agreed per Simmonds Capital                                                Total        $   1,100,000
                         Limited as amended Sept 17,
                         1996
                                                                                                    Payments     $     762,300
                         Agreed per Securicor                                                                    $      77,700
                         Radiocoms Limited as amended                                                            $     840,000
                         Sept 17, 1996
                                                                                                    BALANCE      $     260,000

                                  SCHEDULE 4.1
                                CORPORATE MATTERS
                                ------------------



     4.1(ii)  Qualified to Do Business
              ------------------------
     Colorado
     Florida
     Kansas
     Indiana
     Massachusetts
     Michigan
     Nevada
     North Carolina
     Ohio
     Texas

     4.1(iv)  Licenses, Permits, Consents, Approvals
              --------------------------------------
     Employment Taxes:
     ----------------
     Colorado
     Florida
     Kansas
     Indiana
     Massachusetts
     Michigan
     Missouri
     Nevada
     North Carolina
     Ohio
     Texas

     Resale Permits:
     --------------
     Colorado
     Florida
     Missouri
     North Carolina
     Texas

                                  SCHEDULE 4.2
                                EXECUTIVE OFFICE
                                -----------------



     The executive offices and principal place of business of Midland USA, Inc. are located at 1690 North Topping Avenue, Kansas City, Missouri 64120.

                                  SCHEDULE 4.13
                  PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES
                  ---------------------------------------------



     4.13(a)  Patents
              -------
     US Patent Number 4,718,586 (Swivel Fastening Device)

     4.13(b)  Trademarks
              ----------
     The trademark "Midland" Reg. No 927193, serial number 72-277,496, first registered on January 18, 1972 and renewed on December 13, 1991.

     The trademark "Midland" Reg. No 895483, serial number 72-156,089, first registered on July 28, 1970 and renewed on December 18, 1990.

     4.13(c)  Copyrights
              ----------
     None

     4.13(d)  Licenses
              --------
     1) Midland USA - Midland International Corp. Trademark License Agreement dated September 19, 1996.

     2) Midland International Corp. - Midland Consumer Int'l. Exclusive License Agreement dated June 30, 1995.

     3) Midland International Corp. - LETT Electronics Private Label Agreement dated March 1, 1995.

     4) Midland International Corp. - American Digital Communications, Inc. Asset Purchase Agreement dated December 29, 1995.

                                  SCHEDULE 7.3
                                  INDEBTEDNESS
                                  -------------


     1. Equipment leases (i) which Midland is assigning pursuant to the Asset and Trademark Agreement or (ii) entered into by the Borrower having annual payments less than or equal to $50,000.

     2. Purchase orders for product to be purchased from vendors for use in the U.S. LMR Distribution Business.

                                  SCHEDULE 7.6
                              CERTAIN TRANSACTIONS
                              ---------------------


     1. The Product Purchasing Services Agreement, dated September 19, 1996, between Midland and Borrower.

     2. The Computer Services Agreement, dated September 19, 1996, between Borrower and Simmonds Capital Limited.

     3. The Consignment Agreement, dated as of September 19, 1996, between Borrower and Midland.

     4. The License Agreement, dated September 19, 1996, between Borrower and Midland.